Exhibit 5.1

March 18, 2010

Mentor Graphics Corporation

8005 SW Boeckman Road

Wilsonville, Oregon 97070-7777

I have acted as counsel for Mentor Graphics Corporation (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 8,222,591 shares of Common Stock, without par value (the “Shares”), of the Company to be issued by the Company pursuant to the following employee compensation plans (collectively, the “Plans”):

•	Valor Computerized Systems Ltd. 1999 Section 102 Share Option Plan

•	Valor Computerized Systems Ltd. 2001 Share Option Plan

•	Valor Computerized Systems Ltd. 2002 Share Option Plan

•	Valor Computerized Systems Ltd. (2003) Share Option Plan

•	Valor Computerized Systems Ltd. 2004 Share Option Plan

•	Valor Computerized Systems Ltd. 2005 Share Option Plan

•	Valor Computerized Systems Ltd. 2006 Share Option Plan

•	Valor Computerized Systems Ltd. 2007 Share Option Plan

•	Valor Computerized Systems Ltd. (2008) Share Option Plan

•	Valor Computerized Systems Ltd. Executive Stock Option Plan for 2008

•	Valor Computerized Systems Ltd. Voluntary Stock Option Plan

•	Mentor Graphics Corporation 1989 Employee Stock Purchase Plan

•	Mentor Graphics Corporation Foreign Subsidiary Employee Stock Purchase Plan

I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments I deemed necessary for the purposes of this opinion.

I am opining herein as to the effect on the subject transaction only of the internal laws of the State of Oregon, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, it is my opinion that, (a) the Company is a corporation duly organized and validly existing under the laws of the State of Oregon, and (b) the Shares are duly authorized by all necessary corporate action of the Company and, when issued and sold in accordance with the terms of the Plans, will be legally and validly issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ DEAN M. FREED
Dean M. Freed
General Counsel